                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent







The Board of Directors
Glacier Bancorp, Inc.:



We consent to incorporation by reference in the registration statement on Form S-8 to be filed on May 5, 2000 of our report dated January 28, 2000 relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Glacier Bancorp, Inc.